Exhibit 10.1

November 22, 2006

Ilya Cantor, Vice President, Chief Financial Officer

EPAM Systems, Inc.

989 Lenox Drive, Suite 305

Lawrenceville, NJ 08648

Re:	$7,000,000.00 Committed Line of Credit

Dear Ilya:

We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a committed line of credit to EPAM Systems, Inc., a Delaware corporation (the “Borrower”). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your line of credit are outlined in the following sections of this letter.

1. Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $7,000,000.00 (the “Line of Credit” or the “Loan”). The “Expiration Date” means November 22, 2011, or such later date as may be designated by the Bank by written notice to the Borrower. Advances under the Line of Credit will be used for working capital, other general business purposes and acquisitions by the Borrower. The Borrower may request that the Bank, in lieu of cash advances, issue standby letters of credit (individually, a “Letter of Credit” and collectively the “Letters of Credit”) under the Line of Credit provided, however, that the total amount of outstanding Letters of Credit issued hereunder shall not exceed $500,000.00 and not have expiration dates which exceed twelve (12) months beyond the Expiration Date. The availability of advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). Each payment by the Bank under a Letter of Credit shall in the Bank’s discretion constitute an advance of principal under the Line of Credit and shall be evidenced by the Note (as defined below). The Letters of Credit shall be governed by one or more reimbursement agreements executed by the Borrower (the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms, together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. The Borrower shall pay the Bank a fee for the issuance of each trade letter of credit at the Bank’s standard rates; and for each standby Letter of Credit equal to 1 1/2% per annum

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of the face amount of each Letter of Credit upon issuance, payable quarterly in arrears, together with such other customary fees, commissions and expenses therefor as shall be reasonably required by the Bank. This letter is not a pre-advice for the issuance of a letter of credit and is not irrevocable.

The availability of advances under the Line of Credit will be subject to a borrowing base formula and other provisions as set forth in a Borrowing Base Rider dated on or about the date of this Letter Agreement between the Borrower and the Bank, the terms of which are incorporated herein by reference (the “Borrowing Base Rider”). At no time shall the sum of outstanding advances under the Line of Credit plus the face amount of any outstanding Letters of Credit (whether or not drawn) exceed the Borrowing Base (as defined in the Borrowing Base Rider). Pursuant to the Borrowing Base Rider, the Borrower will be required to deliver periodic Borrowing Base Certificates, reporting on its accounts in accordance with defined eligibility standards, as a condition to advances under the Line of Credit.

2. Note. The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by a promissory note (the “Note”) in form and content satisfactory to the Bank.

This letter (this “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

3. Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.

4. Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.

5. Security. The Borrower must cause or has previously caused the following to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Loan:

(a) a security agreement granting the Bank a first priority perfected lien on the Borrower’s United States accounts receivables, and (b) subject to compliance with the conditions subsequent described below regarding perfection of the Bank’s security interest therein, the Borrower’s accounts receivable owed from account debtors located in Germany (the “German Receivables”).

The Loan will be cross-collateralized with all other present and future Obligations (as defined in the Loan Documents) of the Borrower to the Bank.

EPAM Systems, Inc.

6. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Loan and termination of the commitment for the Line of Credit:

(a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to annual Financial Statements (as hereinafter defined) and tax returns for the Borrower, and/or any other documentation describing the collateral for the security interest granted by Borrower hereunder).

(b) The Borrower will not make or permit any change in its form of organization or the nature of its business as carried on as of the date of this Letter Agreement. Further, no change in control to the Borrower shall occur. For purposes of this subsection, “change in control” shall mean any transaction after which it is consummated in which Russia Partners II, LP and Russia Partners II EPAM Fund, LP or their successors, Landmark Business Development Limited, Arkadiy Dobkin, David Scott, Leonid Lozner, Balasz Fejes and Anatoly Gaverdovsky (in the case of each individual, such individual or his designee or assignee (including without limitation a trust) for estate planning purposes) collectively own or control less than fifty (50%) of the voting power of Borrower or its successor-in-interest.

(c) The Borrower will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both might become an Event of Default.

(d) The Borrower will use commercially reasonable efforts to comply with the financial and other covenants included in Exhibit “A” hereto.

7. Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrower or issuing any Letter of Credit under the Line of Credit, the Borrower represents and warrants as follows:

(a) The Borrower’s latest Financial Statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s operations for the period specified therein. The Borrower’s Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest Financial Statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.

(b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened in writing against the Borrower which should result in a material adverse change in its business, assets, operations, financial condition or results of operations and, there is no basis known to the Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.

EPAM Systems, Inc.

(c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

(d) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except in cases where the lack of qualification, licensing or being in good standing should not have a material adverse effect on the Borrower or its assets.

(e) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

(f) There does not exist any material default or violation by the Borrower of or under any of the terms, conditions or obligations of the following, which, in each case, should have a material adverse effect on the Borrower or its assets: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.

8. Fees. Beginning on the 15th day of the quarter after the date of the Note and continuing on the 15th day of each quarter thereafter until the Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears, at the rate of one fifth percent (.20%) per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding quarter. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

9. Expenses. The Borrower will reimburse the Bank for the Bank’s out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording, from time to time, documents in the public records to perfect the Bank’s liens and security interests pursuant to the terms of the Loan Documents. The Borrower shall also reimburse the Bank for the Bank’s reasonable expenses (including the reasonable attorneys’ fees and expenses) (a) in documenting and closing this transaction in the amount of up to $5,000.00 for the initial making of the Loan, (b) in connection with any amendments, modifications or renewals of the Loan, and (c) in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Loan. The Borrower shall also

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reimburse the Bank for the Bank’s reasonable expenses (including reasonable attorneys’ fees) for the purpose of documenting and perfecting the Bank’s security interest in the German Receivables.

10. Depository. The Borrower will establish and maintain at the Bank the Borrower’s primary depository accounts.

11. Other Conditions to Advances. The Bank will not be obligated to make any advance under the Line of Credit until the Borrower has provided the following, all in form and content reasonably satisfactory to the Bank: a final report by a professional consultant retained by the Bank regarding accounts receivable of the Borrower given as collateral hereunder satisfactory to the Bank; an opinion of counsel to the Borrower addressing such matters relating to the Borrower and this transaction as the Bank may reasonably request Further, to the extent that the Bank does not hold a perfected security interest in the German Receivables, the Bank shall have no obligation to make any advance under the Line of Credit tied to availability for German Receivables and accordingly, the Borrowing Base (as such term is defined in the Borrowing Base Rider) shall not extend to and take into account the German Receivables.

12. Additional Provisions. Before the first advance under the Loan and/or the issuance of any Letter of Credit, the Borrower shall execute and deliver to the Bank the Note, an application for each Letter of Credit, the Reimbursement Agreement and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance or to issue any Letter of Credit under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.

Prior to execution of the Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower or any collateral for the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.

This Letter Agreement is governed by the laws of New Jersey. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. This Letter Agreement and the other Loan Documents shall constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.

The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.

THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH

EPAM Systems, Inc.

DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within 15 days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Virginia G. Alling
Virginia G. Alling
Vice President

EPAM Systems, Inc.

ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 22 day of November, 2006.

BORROWER:

EPAM Systems, Inc.

By:	/s/ Ilya Cantor
(SEAL)

Print Name:	Ilya Cantor

Title:	CFO

EXHIBIT A

TO LETTER AGREEMENT

DATED November 22, 2006

A. FINANCIAL REPORTING COVENANTS:

(1) The Borrower will deliver to the Bank:

(a) Consolidated Financial Statements for its fiscal year, within six months after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.

(b) Un-audited Consolidated and Consolidating Financial Statements, within 90 days after fiscal year end.

(c) Un-audited Consolidated and Consolidating Financial Statements, within 45 days of each 1st, 2nd and 3rd quarter end.

(d) With each delivery of Financial Statements, a certificate of the Borrower’s chief financial officer as to the Borrower’s compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.

“Financial Statements” means the consolidated and consolidating, as the case may be, balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

In the event that any financial information submitted to the Bank has been prepared by an outside accountant, the same shall be accompanied by a statement in writing signed by the accountant disclosing that the accountant is aware that the information prepared by the accountant would be submitted to and relied upon by the Bank in connection with the Bank’s determination to grant or continue credit.

B. FINANCIAL COVENANTS:

(1) The Borrower will maintain at all times a ratio of Funded Debt to EBITDA of less than 2.5 to 1.

(2) The Borrower will maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a Fixed Charge Coverage Ratio of at least 1.25 to 1.

(3) In the event, the Borrower takes an action to purchase or redeem any of its equity as described in paragraph (4) of NEGATIVE COVENANTS below, the Borrower shall demonstrate to the Bank at that time that the ratio of its then current remaining

EPAM Systems, Inc.

availability under the Bank’s Line of Credit plus current remaining availability under line(s) of credit offered by other lenders plus Borrower’s cash to the aggregate of the total Line of Credit then offered by the Bank plus the total line(s) of credit offered by other lenders is at least thirty (30%) percent. As used herein:

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), as shown on the Borrower’s Financial Statements as of one year prior to the date of determination.

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization.

“Fixed Charge Coverage Ratio” means (i) EBITDA, divided by (ii) the sum of Current Maturities plus interest expense plus cash taxes paid plus dividends plus Unfunded Capital Expenditures.

“Funded Debt” means all indebtedness for borrowed money, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness.

“Unfunded Capital Expenditures” means capital expenditures made from the Borrower’s funds other than funds borrowed as term debt to finance such capital expenditures.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).

C. NEGATIVE COVENANTS:

(1) The Borrower will not create, assume, incur or suffer to exist any encumbrance, security interest, lien or charge of any kind upon any of its accounts receivables that it grants a security interest in favor of Bank pursuant to the terms of the Loan Documents, now owned or hereafter acquired; provided, however, that the foregoing restrictions shall not prevent the Borrower from:

(a) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

(b) making pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; or

(c) granting liens or security interests in favor of the Bank, and European Bank for Reconstruction Development (“EBRD”) or such other internationally recognized financial lender or investor (“Other Third Party Institution”) (EBRD and Other Third Party Institution shall collectively be referred to as the “Qualified Financial Institution”).

(2) The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:

(a) indebtedness to the Bank and to a Qualified Financial Institution;

(b) open account trade debt incurred in the ordinary course of business and not past due; and

(c) pursuant the Borrower’s amended and restated certificate of incorporation filed with the Delaware Secretary of State on January 19, 2006, as amended from time to time (the “Borrower’s Charter’).

(3) The Borrower will not voluntarily liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired, except that nothing contained herein shall prohibit the Borrower to (a) cause one or more of its affiliated entities to merge with or into Borrower for tax or other lawful strategic planning purposes, and (b) at the advice of its accountants and counsel, consummate a reorganization of the Borrower for tax or other lawful strategic planning purposes.

(4) The Borrower will not declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity, other than pursuant to (a) Borrower’s Charter, (b) Borrower’s Shareholders Agreement dated as of January 20, 2006, as amended from time to time, (c) one or more restricted stock awards from the Borrower, (d) Borrower’s 2006 Stock Option Plan, as amended from time to time, and (e) such other commitments that Borrower has agreed to in writing prior to the date of this Letter Agreement and which have been disclosed to Lender.

(5) The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm, corporation or other entity, except (a) in the ordinary course of business, and (b) loans made to one or more of Borrower’s employees or employees of a subsidiary of the Borrower.